Exhibit 10.31

March 1, 2006

Preston Romm

Dear Preston:

Iomega is very pleased to offer you the position of Chief Financial Officer and Vice President Finance. In this role, the finance, accounting, tax, treasury, investor relations, and information technology functions will report to you. Your work location will be based in San Diego, California and you will be reporting directly to me. We are excited about our future and your contributions to Iomega’s success. We would like your employment to begin no later than March 20, 2006.

Your total compensation package includes:

•	A base salary that equates to $270,000 annually, paid on a bi-weekly basis.
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Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to 55% of your annual base salary, subject to the terms of the Incentive Bonus Program. This program has a potential payout of up to two times target level for exceeding goals and you will be guaranteed a minimum $75,000 (gross) payout for the 2006 plan year.

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A $20,000 sign on bonus (gross). If you voluntarily terminate your employment at Iomega Corporation within one year of your hire date, you agree to reimburse Iomega Corporation 100% of this sign on bonus including applicable withholding taxes.

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An option to purchase175,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date; the Fair Market Value of the stock is determined by the average of the high and low price on the day you begin employment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary. All options are subject to the terms of a stock option agreement, which contains non-competition and non-solicitation provisions.

•	Starting accrual rate for Personal Time Off of five weeks per year increasing to six weeks per year upon your first anniversary of employment.
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A comprehensive basic benefits package, including medical, dental and vision plans, life and disability insurance, a 401(k) plan, paid time off and educational assistance, subject to the terms and conditions of those plans.

•	A comprehensive executive benefits package that includes:
•	Participation in a Change of Control Agreement as approved by the Board of Directors
•	Executive Life Insurance policy with a face value of $750,000, subject to medical underwriting
•	Executive Short and Long-Term Disability Insurance, subject to medical underwriting
•	Executive Financial Planning Services provided by Ameriprise
•	An annual executive physical

Iomega Corporation 10955 Vista Sorrento Pkwy San Diego, CA 92130 tel: 858-314-7000 fax: 858-314-7001 www.iomega.com

March 1, 2006

Preston Romm

If your employment is terminated or “constructively terminated” --other than for “cause” as defined below--you will receive 9 months base salary provided you provide all reasonably requested assistance and cooperation during those nine months and you have signed a separation agreement and full release.

“Cause” means: a) A violation of law that would materially injure Iomega or materially impact employee’s ability to perform for Iomega, b) A material breach of the Iomega Code of Conduct, or non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, c) A material failure to perform employee’s job responsibilities after being notified in writing of the deficiency and the failure to cure such deficiency within thirty days, or c) The commission of an act of fraud, embezzlement or crime involving moral turpitude. “Constructively terminated” means: x) A materially adverse alteration in the nature and status of employee’s job responsibilities, title or reporting structure, y) A material reduction in employee’s annual base salary, bonus plan, or any other benefit, or z) the non-voluntary relocation of employee’s primary work location more than 50 miles from San Diego, California.

The start of your employment is contingent upon: (a) your signature on this letter, (b) your signature on the Agreement for Employee use of Corporate Information, (c) your review and written acknowledgment of the Iomega Employee Information Guide and Code of Conduct (d) proof of your eligibility to work in the United States (e) receipt by Iomega of a satisfactory background check, and (f) approval by the Iomega Board of Directors’ Compensation Committee.

This offer constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

To accept this offer, please sign and return before March 3, 2006. Please fax this signed offer letter and Agreement for Employee Use of Corporate Information to Anna Aguirre at (858) 795-7050.

If you have any questions, please contact me at (858) 314-7020 or Anna at (858) 735-7742. Preston, I am very excited to have you join our executive team and feel that these terms and conditions demonstrate our level of commitment to you and your career at Iomega.

Sincerely,

Jonathan S. Huberman
CEO and Vice Chairman

__/s/ Preston Romm ______ March 3, 2006_
Signed and Accepted Date

Iomega Corporation • 10955 Vista Sorrento Pkwy• San Diego, CA 92130 • tel: 858-314-7000 • fax: 858-314-7001 • www.iomega.com